EXHIBIT 10.12

STOCK PURCHASE AGREEMENT

dated as of

November 27, 2002

between

JAFCO MBO CO., LTD. as Buyer,

JAFCO CO., LTD. as Buyer Guarantor,

BTC INTERNATIONAL HOLDINGS, INC. as Seller

and

BANCTEC, INC. as Seller Guarantor

relating to the purchase and sale

of

100% of the Common Stock

of

BANCTEC JAPAN, INC.

i

ii

iii

STOCK PURCHASE AGREEMENT

                AGREEMENT dated as of November 27, 2002 between JAFCO MBO Co., Ltd., a Japanese corporation (“Buyer”), JAFCO Co., Ltd., a Japanese corporation (“Buyer Guarantor”), BTC International Holdings, Inc., a Delaware corporation (“Seller”), and BancTec, Inc., a Delaware corporation (“Seller Guarantor”).

W  I  T  N  E  S  S  E  T  H :

                WHEREAS, Seller is the record and beneficial owner of the Shares (as defined below) and desires to sell the Shares to Buyer, Buyer desires to purchase the Shares from Seller, and Buyer Guarantor and Seller Guarantor wish to guarantee the obligations of Buyer and Seller, respectively, hereunder, in each case upon the terms and subject to the conditions hereinafter set forth;

                The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a)  The following terms, as used herein, have the following meanings:

                “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company shall not be considered an Affiliate of Seller.

                “Ancillary Agreements” means the Master Know-How Agreement, the Trademark License Agreement, the Hardware License/Distribution Agreement, and the Software Reseller Agreement.

                “Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date.

                “Balance Sheet Date” means September 30, 2002.

                “BTI Limited Partnership” means BTI Technologies, L.P., a Texas limited partnership and an Affiliate of Seller.

                “Closing Date” means the date of the Closing.

                “Common Stock” means the common stock of the Company.

                “Company” means BancTec Japan, Inc., a Japanese corporation, with registered office at Arco Tower 8F, 8-1, Shimo-meguro 1-chome, Meguro-ku, Tokyo 153-0064.

                “Guarantor” means the Buyer Guarantor or the Seller Guarantor.

                “Hardware License/Distribution Agreement” means the Agreement for Purchase of Units and Spare Parts Products dated as of the date hereof between the Company and BTI Limited Partnership.

                “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

                “Japanese Patent License Agreement” means the Japanese Patent License Agreement dated as of the date of the Closing between the Company and BTI Limited Partnership.

                “Knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of any of the following officers of Seller: Craig Crisman, Brian Stone, Weston Hebert, Mark Fairchild or Morten Jacobsen.

                “Lien” means, with respect to any property or asset, any mortgage (teitou-ken), lien, pledge (shichi-ken), charge (jouto-tanpo-ken), security interest or encumbrance in respect of such property or asset.

                “Master Know-How Agreement” means the Master Know-How Agreement dated as of the date hereof between the Company and BTI Limited Partnership.

                “Material Adverse Effect” means a material adverse effect on the business, assets or results of operations of the Company, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions generally affecting companies engaged in similar businesses or (iii) changes in economic, regulatory or political conditions generally.

                “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                “Shares” means the 203 shares of outstanding Common Stock that are owned by Seller.

                 “Software Reseller Agreement” means the Software Reseller Agreement dated as of the date hereof between the Company and BTI Limited Partnership.

                “Trademark License Agreement” means the Trademark License Agreement dated as of the date hereof between the Company and BTI Limited Partnership.

                (b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Buyer Obligations	11.01
Claim	9.03
Closing	2.02
Company Intellectual Property Rights	3.17
Company Securities	3.05
Damages	9.02
Indemnified Party	9.03
Indemnifying Party	9.03
Permitted Liens	3.16
Potential Contributor	9.05
Purchase Price	2.01
Seller Obligations	11.02
Third Party Claim	9.03
Warranty Breach	9.02

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing.  The purchase price for the Shares (the “Purchase Price”) is -6,500,000,000 in cash.  The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02.  Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Baker & McKenzie, 410 Aoyama Building, 2-3, Kita Aoyama 1-chome, Minato-ku, Tokyo 100-8694, Japan, as soon as possible, after satisfaction of the conditions set forth in Article 8, or at such other time or place as Buyer and Seller may agree.  All actions to be taken at the Closing will be deemed to have taken place simultaneously, and no delivery or payment will be considered to have been made until all transactions to be taken at the Closing have been completed.  At the Closing:

(a)        Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to the following account: “Other Deposit/Non-Resident Account” account number 0042507-0040-JPY-001-TOK at Deutsche Bank, Tokyo Branch, for the further credit of BTC International Holdings, Inc., or such other account with a bank in Tokyo, Japan designated by Seller, by notice to Buyer, which notice shall be delivered not later than two business days prior to the Closing Date.

(b)        Seller shall deliver to Buyer certificates for the Shares.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

                Except as set forth in the disclosure schedules, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  Each of Seller and the Company is a corporation duly incorporated, validly existing and (in the case of Seller) in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement constitutes a valid and binding agreement of Seller.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

Section 3.04.  Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller or the articles of incorporation (teikan) of the Company, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have a Material Adverse Effect, (iii) except as disclosed in Schedule 3.04 or as to matters which would not reasonably be expected to have a Material Adverse Effect, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company or to a loss of any benefit to which Seller or the Company is entitled under any provision of any agreement or other instrument binding upon Seller or the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except for any Permitted Liens.

Section 3.05.  Capitalization. (a)  The authorized capital stock of the Company consists of 800 shares of Common Stock.  As of the date hereof, there are outstanding 203 shares of Common Stock.

(b)           All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i) through (iii) of this paragraph being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06.  Ownership of Shares.  Seller is the record and beneficial owner of the Shares, free and clear of any Lien (other than as disclosed on Schedule 3.06), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.

Section 3.07.  Subsidiaries.  The Company has no subsidiaries.

Section 3.08.  Financial Statements.  The unaudited balance sheet as of December 31, 2001 and the related unaudited statements of income and cash flows for the year ended December 31, 2001 and the unaudited interim balance sheet as of September 30, 2002 and the related unaudited interim statements of income and cash flows for the nine months ended September 30, 2002 of the Company fairly present, in conformity with U.S. generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.09.  Books and Records.  Except as disclosed on Schedule 3.09, the books of account, minute books and equity record books of the Company, all of which were made available to Buyer upon request, are complete and correct in all material respects, and have been maintained in accordance with sound business practices and applicable legal requirements.

Section 3.10.  Absence of Certain Changes.  Except as disclosed in Schedule 3.10 or as contemplated by this Agreement, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

(a)        any event, occurrence or development which has had a Material Adverse Effect;

(b)        any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company;

(c)        any amendment of any material term of any outstanding security of the Company;

(d)        any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

(e)        any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;

(f)         any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; or

(g)        any material change in any method of accounting or accounting practice by the Company except for any such change required by reason of a concurrent change in U.S. generally accepted accounting principles.

Section 3.11.  No Undisclosed Material Liabilities.  There are no liabilities of the Company of any kind, other than:

(a)        liabilities provided for in the September 30, 2002 interim unaudited balance sheet of the Company or disclosed in the notes thereto or in the notes to the September 30, 2002 interim unaudited financial statements of the Company;

(b)        liabilities not required under generally accepted accounting principles to be shown on the September 30, 2002 interim unaudited balance sheet of the Company or in the notes to the September 30, 2002 interim unaudited financial statements of the Company for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;

(c)        liabilities disclosed on Schedule 3.11;

(d)        liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto;

(e)        liabilities incurred in the ordinary course of business since the Balance Sheet Date; or

(f)         other undisclosed liabilities which, individually or in the aggregate, are not material to the Company.

Section 3.12.  Intercompany Accounts.  Schedule 3.12 contains a complete list of all intercompany balances as of September 30, 2002 between Seller and its Affiliates, on the one hand, and the Company, on the other hand.  From September 30, 2002 to the date hereof there has not been any accrual of liability by the Company to Seller or any of its Affiliates or other transaction between the Company and Seller and any of its Affiliates, except in the ordinary course of business of the Company consistent with past practice or as disclosed in Schedule 3.12.

Section 3.13.  Material Contracts.  Except as disclosed in Schedule 3.13, the Company is not a party to or bound by:

(a)        any lease (whether of real or personal property) providing for annual rentals of -35,000,000 or more that cannot be terminated on not more than 60 days’ notice without payment by the Company of any material penalty;

(b)        any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (i) annual payments by the Company of -35,000,000 or more or (ii) aggregate payments by the Company of -35,000,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company of any material penalty;

(c)        any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of -35,000,000 or more;

(d)        any material partnership, joint venture or other similar agreement or arrangement;

(e)        any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(f)         any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (i) with an aggregate outstanding principal amount not exceeding -35,000,000 or (ii) entered into subsequent to the date of this Agreement as permitted by Section 3.10(d);

(g)        any material agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area;

(h)        any material agreement with Seller or any of its Affiliates or any director or officer of Seller or any of its Affiliates; or

(i)         any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

Section 3.14.  Litigation.  Except as set forth in Schedule 3.14, there is (i) no action, suit, investigation or proceeding pending against, or, to Seller’s knowledge, threatened against or affecting, Seller or any of its properties or (ii) to the best knowledge of Seller, no action, suit, investigation or proceeding pending against, or threatened against or affecting, the Company or any of its properties, in each case before any court or arbitrator or any governmental body, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.15.  Compliance with Laws and Court Orders.  Except as set forth in Schedule 3.15, to Seller’s knowledge the Company is not in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16.  Properties.  The Company has good title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the September 30, 2002 unaudited interim balance sheet of the Company or acquired after the

Balance Sheet Date, except for properties and assets sold or disposed of since Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not have a Material Adverse Effect.  None of such property or assets is subject to any Lien, except:

(a)        Liens disclosed on Schedule 3.16;

(b)        Liens disclosed on the September 30, 2002 unaudited interim balance sheet of the Company or notes thereto or securing liabilities reflected on the September 30, 2002 unaudited interim balance sheet of the Company or notes thereto;

(c)        Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(d)        mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

(e)        Liens incurred in the ordinary course of business since the Balance Sheet Date; or

(f)         other Liens which would not have a Material Adverse Effect (paragraphs (a)-(f) of this Section 3.16 are, collectively, the “Permitted Liens”).

Section 3.17.  Intellectual Property.  (a)  Schedule 3.17 contains a list of all material Intellectual Property Rights owned or licensed and used or held for use by the Company (“Company Intellectual Property Rights”), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (iii) whether Company Intellectual Property Rights owned by Seller or the Company have been issued or registered in the United States, Japan, Korea, the People’s Republic of China or Taiwan, the Republic of China (or alternatively whether an application for such issuance or registration has been filed in any such jurisdictions), and the corresponding registration or application numbers and (iv) the termination or expiration dates.

(b)        To Seller’s knowledge, the Company Intellectual Property constitutes in all material respects all of the Intellectual Property Rights used in the business of the Company as presently conducted.  Except as disclosed on Schedule 3.17, no Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect. To

Seller’s knowledge, no Intellectual Property Right of any other Person infringes any Company Intellectual Property Rights and no Company Intellectual Property Right infringes the Intellectual Property Right of any other Person, in each case except as would not be reasonably expected to have a Material Adverse Effect.

Section 3.18.  Customers And Suppliers.  Schedule 3.18 sets forth a true and complete list of the names and addresses of the 20 largest customers and the 10 largest suppliers (measured in each case by yen volume of purchases or sales during the year ended December 31, 2001) of the Company, and the yen amount of purchases or sales which each such customer or supplier represented during the years ended December 31, 2000 and December 31, 2001, respectively.  Except as disclosed on Schedule 3.18, Seller has no knowledge of any actual or threatened termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any customer, supplier, group of customers or group of suppliers listed therein, except as would not be reasonably expected to have a Material Adverse Effect.  Except as disclosed on Schedule 3.18, to Seller’s knowledge no customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any contract, understanding or practice of the Company other than pursuant to the normal course return policy of the Company.

Section 3.19.  Taxes.  To Seller’s knowledge and except as set forth in the September 30, 2002 unaudited interim financial statements of the Company (including the notes thereto) or on Schedule 3.19: (i) the Company has filed on a timely basis all material tax returns as required by applicable legal requirements; (ii) each such tax return is true, correct and complete in all material respects; (iii) all taxes shown as due and payable on all such tax returns have been paid; (iv) the Company has not requested an extension of time within which to file any material tax return in respect of any taxable year which has not since been filed; (v) the prepaid expenses, charges, accruals and reserves for taxes with respect to the Company reflected on the books of the Company are adequate to cover material tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books.

Section 3.20.  Insurance Coverage.  Seller has made available to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company.  There are no material claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.21.  Finders’ Fees.  Except for Deutsche Securities Limited, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22.  Employee Benefit Plans.  The Company has made available to Buyer a list of and copies of each material employee benefit plan, each employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any employee or former employee of the plans (and, if applicable, related trust or funding agreements or insurance policies).

Section 3.23.  Employee Restrictions.  To Seller’s knowledge, except as disclosed in Schedule 3.23, no employee or director of the Company is a party to, or is otherwise bound by, any contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (x) the performance of his or her duties for the Company, (y) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the business of the Company, or (z) the ability of the Company to conduct its business, in each case except as would not be reasonably expected to have a Material Adverse Effect.  To Seller’s knowledge, as of the date of this Agreement no director, key employee or group of employees of the Company intends to terminate his or their employment with the Company within the next year except as disclosed in Schedule 3.23.

Section 3.24.  Labor Relations; Employment Law Compliance.  To Seller’s knowledge, except as disclosed in Schedule 3.24:

(a)           The Company has complied in all material respects with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining.  The Company is not liable for the payment of any material fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

(b)           The Company has not been, nor is now, a party to any collective bargaining agreement or other labor contract.  The Company is not a party to any other material agreement, arrangement or understanding with any employee union, employee organization or trade union in respect of any employee.  No application or petition for an election of or for certification of a collective bargaining agent representing the Company’s employees is pending.

(c)           As of the date of this Agreement, there has not been at any time, there is not presently pending or existing, nor threatened, any strike, slowdown, picketing, work stoppage or material employee grievance process involving the Company, and no event has occurred or circumstance exists that may provide the basis for any work stoppage or other material labor dispute involving the Company that might have a Material Adverse Effect.

(d)           As of the date of this Agreement, there is not pending or threatened any material proceeding against or involving the Company relating to the alleged material violation of any legal requirement pertaining to labor relations or employment matters, nor any organizational activity or other labor dispute, labor grievance or arbitration proceeding against or involving the Company that might have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01.  Corporate Existence and Power.  Buyer is a corporation duly incorporated and validly existing under the laws of Japan and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation (teikan) of Buyer, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

Section 4.05.  Financing.  Buyer has, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06.  Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.07.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.08.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.09.  Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer acknowledges that Seller has given Buyer complete and open access to the key employees, documents and facilities of the Company.  Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.  Buyer agrees to accept the Shares and the Company in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing,  Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or its businesses or operations, except as expressly set forth in this Agreement.

ARTICLE 5
COVENANTS OF SELLER

                Seller agrees that:

Section 5.01.  Conduct of the Company.  From the date hereof until the Closing Date, Seller shall cause the Company to conduct its business in the ordinary course consistent with past practice and to use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present directors and employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.01 Seller will not permit the Company to:

(a)        adopt or propose any change in its articles of incorporation (teikan);

(b)        merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

(c)        sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practice; or

(d)        agree or commit to do any of the foregoing.

Section 5.02.  Access To Information.  (a)  From the date hereof until the Closing Date, Seller will (i) give, and will cause the Company to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and to the books and records of Seller relating to the Company, (ii) furnish, and will cause the Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller or the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company.  Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

(b)        On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.

Section 5.03.  Notices of Certain Events.  Seller shall promptly notify Buyer upon becoming aware of:any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c)        any actions, suits, claims, investigations or proceedings commenced relating to Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14.

Section 5.04.  No Negotiation.  Other than discussions with Buyer regarding the transactions contemplated hereby, Seller shall not, from the date hereof until such time, if any, as this Agreement is terminated, directly or indirectly, make, solicit, initiate, encourage or entertain submission of any proposal or offer from any Person relating to any acquisition or purchase of all or a material portion of the Shares or the Company’s business.

Section 5.05.  Resignations.  Seller shall cause Mark Fairchild and Paul Weston Hebert to resign as director and statutory auditor, respectively, of the Company effective as of the Closing Date.

ARTICLE 6
COVENANTS OF BUYER

                Buyer agrees that:

Section 6.01.  Access.  Buyer will cause the Company, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary or useful (i) to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date or (ii) for Seller in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

Section 6.02.  Trademarks; Tradenames.  Buyer shall not permit the Company to use any of the marks or names set forth on Schedule 6.02 other than as specifically permitted under the terms of the Trademark License Agreement.

Section 6.03.  Appointment of Replacement Statutory Auditor.  Promptly following the Closing, Buyer shall cause the Company to convene and hold an extraordinary general meeting and cause the appointment of a replacement statutory auditor to replace Paul Weston Hebert with immediate effect.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

                Buyer and Seller agree that:

Section 7.01.  Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 7.02.  Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.  Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04.  Intercompany Accounts.  All intercompany accounts between the Seller or its Affiliates, on the one hand, and the Company, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section.  At least two business days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances expected to be paid at Closing as provided in the following sentence based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions.  All such intercompany account balances shall be paid in full in cash on or prior to the Closing, other than trade accounts payable in the ordinary course of business which have been outstanding 90 days or less, which shall be subject to settlement in accordance with the terms stipulated in relevant invoices, distributor agreements or other relevant documentation.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b)           All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Material Adverse Effect.

(c)           The Company and BTI Limited Partnership shall have entered into the Ancillary Agreements on or before the Closing Date.

(d)           The Company and BTI Limited Partnership shall have entered into the Japanese Patent License Agreement on or before the Closing Date.

Section 8.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i)  Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller and Seller Guarantor contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received certificates signed by respective executive officers of Seller, Seller Guarantor and, with respect to the Company, by the President of the Company to the foregoing effect.

(b)           Buyer shall have received all documents it may reasonably request relating to the existence of Seller, Seller Guarantor and the Company and the authority of Seller and Seller Guarantor for this Agreement, all in form and substance reasonably satisfactory to Buyer.

(c)           Mark Fairchild and Paul Weston Hebert shall have submitted signed resignations, effective as of the Closing, from their positions as director and statutory auditor, respectively, of the Company.

Section 8.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i)  Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer and Buyer Guarantor contained in this Agreement and in any certificate or other writing delivered by Buyer or Buyer Guarantor pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received certificates signed by the respective executive officers of Buyer and Buyer Guarantor to the foregoing effect.

(b)           Seller shall have received all documents it may reasonably request relating to the existence of Buyer and Buyer Guarantor and the authority of Buyer and Buyer Guarantor for this Agreement, all in form and substance reasonably satisfactory to Seller.

(c)           (i)  Buyer shall have paid the Purchase Price to Seller in cash and (ii) the Company shall have paid the up-front fees amounting to ¥4,000,000,000 in aggregate to BTI Limited Partnership in consideration for BTI Limited Partnership entering into the Ancillary Agreements.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

Section 9.01.  Survival.  The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen (18) months following the Closing Date; provided that the covenants, agreements, representations and warranties contained in Sections 4.09, 6.01, 6.02, and Article 9 shall survive indefinitely.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.02.  Indemnification.  (a)  Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; provided that with respect to indemnification by Seller for any Warranty Breach pursuant to this Section, (i) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds -50 million and then only to the extent of such excess and (ii) Seller’s maximum liability for all such Warranty Breaches shall not exceed -1.2 billion.

(b)           Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to this Section, (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds -50 million and then only to the extent of such excess and (ii) Buyer’s maximum liability for all such Warranty Breaches shall not exceed -1.2 billion.

Section 9.03.  Procedures.  (a)  The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

(c)           If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party, and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)           Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 9.02.

Section 9.04.  Calculation of Damages.  (a)  The amount of Damages payable under Section 9.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, (ii) tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments and (iii) tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages.  In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)           The Indemnifying Party shall not be liable under Section 9.02  for any (i) incidental, indirect, consequential, exemplary or punitive Damages or (ii) Damages for lost profits.

(c)           Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date the Indemnified Party knows of any information that would cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

Section 9.05.  Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.06.  Exclusivity.  Except as specifically set forth in this Agreement, effective as of the Closing Buyer waives any rights and claims Buyer may have against Seller, whether in law or in equity, relating to the Company or the Shares or the transactions contemplated hereby.  The rights and claims waived by Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, Section 9.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 5.02(a), 6.01 and 6.02) or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 10
TERMINATION

Section 10.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Seller and Buyer;

(b)           by either Seller or Buyer if the Closing shall not have been consummated on or before December 15, 2002; or

(c)           by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 10.01(b) or 10.01(c) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Sections 12.03, 12.05 and 12.06 and of the confidentiality agreement referred to in Section 12.09  shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
GUARANTEES

Section 11.01.  Buyer Guarantor.  Buyer Guarantor hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge by Buyer of all of Buyer’s covenants, agreements, obligations and liabilities under this

Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder when and as the same shall become due and payable (collectively, the “Buyer Obligations”), in accordance with the terms hereof.  Buyer Guarantor acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer.  If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, Buyer Guarantor will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

Section 11.02.  Seller Guarantor.  Seller Guarantor hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Seller of all of Seller’s covenants, agreements, obligations and liabilities under this Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Seller hereunder, when and as the same shall become due and payable (collectively, the “Seller Obligations”), in accordance with the terms hereof.  Seller Guarantor acknowledges and agrees that, with respect to all Seller Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Seller.  If Seller shall default in the due and punctual performance of any Seller Obligation, including the full and timely payment of any amount due and payable pursuant to any Seller Obligation, Seller Guarantor will forthwith perform or cause to be performed such Seller Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

Section 11.03.  Guaranty Unconditional.  The liabilities and obligations of each Guarantor pursuant to this Agreement are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Buyer Obligation or Seller Obligation by operation of law or otherwise;

(b)           the invalidity or unenforceability, in whole or in part, of this Agreement;

(c)           any modification or amendment of or supplement to this Agreement;

(d)           any change in the corporate existence, structure or ownership of Buyer, Buyer Guarantor, Seller or Seller Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or

(e)           any other act, omission to act, delay of any kind by any party hereto or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of any Guarantor hereunder.

Section 11.04.  Waivers Of The Guarantors.  Each Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Seller or Buyer to proceed against or take any action against or pursue any remedy with respect to Seller, Buyer or any other Person or make presentment or demand for performance or give any notice of nonperformance before Seller or Buyer may enforce its rights hereunder against such Guarantor.

Section 11.05.  Discharge Only Upon Performance In Full; Reinstatement In Certain Circumstances.  Each Guarantor’s obligations hereunder shall remain in full force and effect until the Buyer Obligations and Seller Obligations shall have been performed in full.  If at any time any performance by any Person of any Buyer Obligation or Seller Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Seller or Buyer or otherwise, such Guarantor’s obligations hereunder with respect to such Buyer Obligation or Seller Obligation shall be reinstated at such time as though such Buyer Obligation or Seller Obligation had become due and had not been performed.

Section 11.06.  Subrogation.  Upon performance by any Guarantor of any Buyer Obligation or Seller Obligation, such Guarantor shall be subrogated to the rights of Seller against Buyer or Buyer against Seller, as the case may be, with respect to such Buyer Obligation or Seller Obligation; provided that such Guarantor shall not enforce any Buyer Obligation by way of subrogation against Seller or Buyer while any Buyer Obligation or Seller Obligation is due and unperformed by Seller or Buyer.

Section 11.07.  Guarantor Representations And Warranties.  Each Guarantor represents and warrants to each other party to this Agreement as of the date hereof and as of the Closing Date that:

(a)           Such Guarantor is a corporation duly incorporated, validly existing and (in the case of Seller Guarantor) in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not materially and adversely affect the ability of such Guarantor to perform its obligations under this Agreement.

(b)           The execution, delivery and performance by such Guarantor of this Agreement and the consummation of the transactions contemplated hereby are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Guarantor.  This Agreement constitutes a valid and binding agreement of such Guarantor.

(c)           The execution, delivery and performance by such Guarantor of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official; and any such action or filing as to which the failure to make or obtain would not materially and adversely affect the ability of such Guarantor to perform its obligations under this Agreement.

(d)           The execution, delivery and performance by such Guarantor of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation, articles of incorporation, charter, bylaws or similar governing documents of such Guarantor, (ii) assuming compliance with the matters referred to in paragraph (c), violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to materially and adversely affect the ability of such Guarantor to perform its obligations under this Agreement, or (iii) except as to matters which would not reasonably be expected to materially and adversely affect the ability of such Guarantor to perform its obligations under this Agreement, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Guarantor or to a loss of any benefit to which such Guarantor is entitled under any provision of any agreement or other instrument binding upon such Guarantor.

ARTICLE 12
MISCELLANEOUS

Section 12.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                if to Buyer, to:

JAFCO MBO Co., Ltd.

8-2, Marunouchi 1-chome

Chiyoda-ku, Tokyo

Japan

Attention: Tomoya Shiraishi

Fax: 813-5223-7093

with a copy to:

Tokyo Aoyama Aoki Law Office/Baker & McKenzie
The Prudential Tower 11F
13-10, Nagata-cho 2-chome
Chiyoda-ku, Tokyo 100-0014
Japan

Attention: Hiroshi Kondo

Fax: 813-5157-2900

                if to Buyer Guarantor, to:

JAFCO Co., Ltd.

8-2, Marunouchi 1-chome

Chiyoda-ku, Tokyo

Japan

Attention: Tomoya Shiraishi

Fax: 813-5223-7093

with a copy to:

Tokyo Aoyama Aoki Law Office/Baker & McKenzie
The Prudential Tower 11F
13-10, Nagata-cho 2-chome
Chiyoda-ku, Tokyo 100-0014
Japan

Attention: Hiroshi Kondo

Fax: 813-5157-2900

                if to Seller, to:

BTC International Holdings, Inc.

2701 East Grauwyler Road

Building 3

Irving, Texas  75061

United States of America

Attention: Brian Stone, Chief Financial Officer

Fax:  1-972-579-6448

with a copy to:

James J. Slaby, Jr., Esq.

Sheppard, Mullin, Richter & Hampton LLC

333 South Hope Street Forty-Eighth Floor

Los Angeles, CA 90071

Phone: (213) 620-1780

Fax: (213) 620-1398

and an additional copy to:

Davis Polk & Wardwell

Akasaka Twin Tower East 11F

17-22, Akasaka 2-chome

Minato-ku, Tokyo  107-0052

Japan

Attention:  Theodore A. Paradise

Fax:  813-5561-4425

                if to Seller Guarantor, to:

BancTec, Inc.

2701 East Grauwyler Road

Building 3

Irving, Texas  75061

United States of America

Attention: Brian Stone, Chief Financial Officer

Fax:  1-972-579-6448

with a copy to:

James J. Slaby, Jr., Esq.

Sheppard, Mullin, Richter & Hampton LLC

333 South Hope Street Forty-Eighth Floor

Los Angeles, CA 90071

Phone: (213) 620-1780

Fax: (213) 620-1398

and an additional copy to:

Davis Polk & Wardwell

Akasaka Twin Tower East 11F

17-22, Akasaka 2-chome

Minato-ku, Tokyo  107-0052

Japan

Attention:  Theodore A. Paradise

Fax:  813-5561-4425

                All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.02.  Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                (b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 12.06.  Dispute Resolution.  In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, the parties shall use their best efforts to settle the matter through mutual agreement.  If the parties are unable to reach an amicable resolution of such dispute, the matter shall be solely and finally settled by binding arbitration.  The arbitration proceedings shall be conducted in the English language and any judgment issued by an arbitrator shall be in English.  Any arbitration commenced by Buyer shall be conducted in New York, New York, in accordance with the International Arbitration Rules then prevailing of the American Arbitration Association.  Any arbitration commenced by Seller shall be conducted in Tokyo, Japan, in accordance with the Commercial Arbitration Rules then prevailing of the Japan Commercial Arbitration Association.  In any such proceeding, neither party shall be entitled under any circumstances to receive (i) incidental, indirect, consequential, exemplary or punitive Damages or (ii) Damages for lost profits.  Judgment of the arbitrator(s) shall be final and binding and may be entered in, and shall be fully enforceable by, a court of proper jurisdiction.  Notwithstanding the foregoing provisions, either party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.  In the event either party seeks injunctive relief of any provision of this Agreement, the party against whom such relief is sought agrees to waive and hereby does waive any requirement that the party seeking the injunctive relief post a bond or any other security.

Section 12.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 12.09.  Entire Agreement.  This Agreement, the Ancillary Agreements, the Japanese Patent License Agreement between BTI Limited Partnership and the Company dated as of the date hereof, the confidentiality agreement (Himitsu Hoji Keiyakusho) dated August 21, 2001 and the letter agreement dated September 20, 2002 between Buyer and Seller constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 12.11.  Disclosure Schedules.  (a)  Seller may revise the Schedules to this Agreement by delivering revised Schedules to Buyer at any time prior to the Closing.  Buyer shall have the right to review the revised Schedules for a period of five days after receipt thereof.  At any time within such five–day time period Buyer shall have the right to terminate this Agreement by delivery of a notice to Seller if the revised information would be reasonably likely to have a Material Adverse Effect.  This notice, if given, shall specify the information forming the basis for the decision to terminate.  Seller shall have five days after receipt of such notice to review with Buyer the information forming the basis for the decision to terminate and to attempt to agree on corrective measures, if any.  If the parties cannot agree on corrective measures within such five–day period, then this Agreement shall terminate.  If this Agreement is not terminated as permitted by this Section, Buyer shall be deemed to have accepted such revisions, and the Schedules attached to this Agreement as of the date hereof shall be deemed to be superseded by the revised Schedules.

                (b)           The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JAFCO MBO CO., LTD.

By:
Name:
Title:

BTC INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

JAFCO CO., LTD., as Buyer Guarantor

By:
Name:
Title:

BANCTEC, INC., as Seller Guarantor

By:
Name:
Title: